Exhibit 99.1
                        Earnings Release

L3Harris Technologies Reports Fourth Quarter and Full-Year 2024 Results,
Initiates 2025 Guidance

Highlights*
•2024 orders of $24.2 billion; book-to-bill of 1.14x
•2024 revenue of $21.3 billion, up 10%, and 4% organically
•2024 cash from operations of $2.6 billion, adjusted free cash flow of $2.3 billion
•4Q24 revenue of $5.5 billion, up 3%, and 4% organically
•4Q24 operating margin of 10.3% and 9.0% for 2024
•4Q24 adjusted segment operating margin of 15.3% and 15.4% for 2024
•4Q24 diluted earnings per share (EPS) of $2.37 and $7.87 for 2024
•4Q24 non-GAAP diluted EPS of $3.47 and $13.101 for 2024

MELBOURNE, Fla., January 30, 2025 — L3Harris Technologies (NYSE: LHX) reported fourth quarter 2024 diluted EPS of $2.37 on fourth quarter 2024 revenue of $5.5 billion. Fourth quarter 2024 non-GAAP diluted EPS was $3.47. Fourth quarter results reflect growth in the business and continued operational efficiencies driving margin improvement. Reconciliations of non-GAAP results are detailed in tables beginning on page 13.

"2024 was a year of significant accomplishments as we delivered on our financial commitments, underscoring our agility and position as the defense industry’s Trusted Disruptor, and achieved a record backlog of $34 billion. These results reflect our alignment with customer priorities, driving strong demand across all domains. Through our LHX NeXt initiative, we exceeded our cost-savings target for 2024, achieving $800 million, and are raising our overall cost-savings goal to $1.2 billion by the end of 2025, a year ahead of schedule." said Christopher E. Kubasik, Chair and CEO.

Kubasik added, "As we move into 2025, our momentum remains strong, driven by strong bookings, a robust pipeline, expanding international opportunities, and continued transformation and operational improvements. We are on track to achieve our 2026 financial framework and remain committed to returning excess cash to shareholders. We are confident in our ability to sustain profitable growth and drive long-term value for our stakeholders. We are the agile defense player that is able to rapidly adapt to changing industry dynamics to deliver mission-critical capabilities for our customers."

___
*Organic revenue, adjusted segment operating margin, non-GAAP diluted EPS and adjusted free cash flow are non-GAAP financial measures defined on page 19.

SUMMARY FINANCIAL RESULTS*

Fourth Quarter	Full Year
($ millions, except per share data)	2024	2023	Change	2024	2023	Change

Revenue (see Table 4 for organic revenue)
Space & Airborne Systems	$1,728	$1,800	$6,869	$6,856
Integrated Mission Systems	1,773	1,627	6,842	6,630
Communication Systems	1,437	1,363	5,459	5,070
Aerojet Rocketdyne	628	597	2,347	1,052
Corporate eliminations	(43)	(47)	(192)	(189)
Revenue	$5,523	$5,340	3%	$21,325	$19,419	10%

Operating income
Space & Airborne Systems	$186	$191	$812	$756
Integrated Mission Systems	238	(75)	838	459
Communication Systems	326	356	1,324	1,229
Aerojet Rocketdyne	72	66	294	122
Corporate unallocated items	(253)	(384)	(1,350)	(1,140)
Operating income	$569	$154	$1,918	$1,426

Adjusted segment operating income (see Table 5)	$846	$807	5%	$3,292	$2,874	15%

Margin
Operating margin	10.3%	2.9%	9.0%	7.3%
Adjusted segment operating margin	15.3%	15.1%	20	bps	15.4%	14.8%	60	bps

Tax rate
Effective tax rate (GAAP)	6.4%	(65.8%)	5.3%	1.9%
Effective tax rate (non-GAAP)	12.1%	12.6%	12.7%	13.0%

EPS
Diluted EPS	$2.37	$0.83	$7.87	$6.44
Non-GAAP diluted EPS	$3.47	$3.35	4%	$13.10	$12.36	6%
Pension adjusted non-GAAP diluted EPS	$3.06	$2.82	9%	$11.50	$10.44	10%

Cash flow
Cash from operations	$1,129	$789	43%	$2,559	$2,096	22%
Adjusted free cash flow	$1,033	$756	37%	$2,319	$2,029	14%

* Adjusted segment operating income and margin, effective tax rate on non-GAAP income, non-GAAP diluted EPS, pension adjusted non-GAAP diluted EPS, organic revenue and adjusted free cash flow are non-GAAP financial measures defined on page 19.
Revenue: Fourth quarter revenue increased 3%, supported by solid growth in Integrated Mission Systems (IMS) and Communication Systems (CS) of 9% and 5%, respectively. The increases were driven by demand for resilient communication products and night vision devices, higher aircraft missionization volume, increased volume for advanced electronics for space and munitions programs and higher volume in our Commercial Aviation Solutions (CAS) business.

2024 revenue increased 10% due to the inclusion of a full year of results for our Aerojet Rocketdyne (AR) segment and 4% organically due to continued strong demand for our resilient communication products, higher volume for advanced electronics and higher volume in our CAS business.

Operating Margin:
GAAP Operating Margin: Fourth quarter increased 740 bps to 10.3% and 2024 increased 170 bps to 9.0%.
Adjusted Segment Operating Margin: Fourth quarter expanded 20 bps to 15.3% and 2024 expanded 60 bps to 15.4%.
Fourth quarter operating margin increase was primarily driven by improved program performance at IMS, the absence of a prior year goodwill impairment associated with CAS and the monetization of certain legacy end of life assets, aligned with our transformation and value creation priorities. Such increases were partially offset by mix at CS, challenges on classified development programs at SAS and an impairment of other assets related to the Tactical Data Links acquisition. Adjusted segment operating margin excludes the impact of a prior year goodwill impairment associated with CAS and an impairment of other assets related to the Tactical Data Links acquisition in 2024.
2024 operating margin increased driven by the absence of a prior year goodwill impairment associated with CAS. Adjusted segment operating margin increased, with all four segments contributing to margin improvement; IMS in particular increased 100 bps versus prior year.
Diluted EPS:
GAAP Diluted EPS: Fourth quarter increased 186% to $2.37 and 2024 increased 22% to $7.87.
Non-GAAP Diluted EPS: Fourth quarter non-GAAP diluted EPS increased 4% to $3.47 and 2024 non-GAAP diluted EPS increased 6% to $13.10.
Pension Adjusted Non-GAAP Diluted EPS: Fourth quarter pension adjusted non-GAAP diluted EPS increased 9% to $3.06 and 2024 pension adjusted non-GAAP diluted EPS increased 10% to $11.50.
Fourth quarter and 2024 diluted EPS increase was driven by higher operating income, partially offset by a lower Financial Accounting Standards/U.S. Government Cost Accounting Standards (FAS/CAS) operating adjustment and higher income taxes. Non-GAAP diluted EPS increased due to higher adjusted segment operating income, partially offset by a lower FAS/CAS operating adjustment. Over the same period, pension adjusted non-GAAP diluted EPS increased due to higher adjusted segment operating income.
Cash Flow:
Cash from Operations: Fourth quarter increased 43% to $1.1 billion and 2024 increased 22% to $2.6 billion.
Adjusted Free Cash Flow: Fourth quarter increased 37% to $1.0 billion and 2024 increased 14% to $2.3 billion.
Fourth quarter cash from operations increased due to tax planning strategies, less cash used to fund working capital and less cash used for merger, acquisition and severance payments. Adjusted free cash flow excludes the impact of cash used for merger, acquisition and severance payments.
2024 cash from operations increased due to tax planning strategies and a decrease in transaction costs related to the AJRD acquisition, partially offset by more cash used to fund working capital. Adjusted free cash flow excludes the impact of cash used for merger, acquisition and severance payments.

SEGMENT RESULTS*
SAS

	Fourth Quarter			Full Year
($ millions)	2024	2023	Change	2024	2023	Change

Revenue	$1,728	$1,800	(4)%	$6,869	$6,856	—%
Operating margin	10.8%	10.6%	20 bps	11.8%	11.0%	80 bps
Adjusted segment operating margin	10.8%	10.6%	20 bps	11.8%	11.4%	40 bps

Revenue: Fourth quarter revenue decreased 4%, reflecting the divestiture of our antenna business in the second quarter. Excluding the divestiture impact, organic revenue decreased 1%, primarily due to lower F-35 related volume as TR-3 transitions from development to a more gradual production ramp in our Airborne Combat Systems business, partially offset by increased volume in our FAA safety of flight networks business and growth of classified programs in Intel & Cyber.
2024 revenue was flat, reflecting the divestiture of the antenna business. Excluding the divestiture impact, organic revenue increased 2% primarily due to program growth in Intel & Cyber and higher volume in our FAA safety of flight networks business, partially offset by lower F-35 related volume.
Operating Margin:
GAAP Operating Margin: Fourth quarter increased 20 bps to 10.8% and 2024 increased 80 bps to 11.8%.
Adjusted Segment Operating Margin: Fourth quarter increased 20 bps to 10.8% and 2024 increased 40 bps to 11.8%.

Fourth quarter operating margin and adjusted segment operating margin increased primarily due to LHX NeXt cost savings, growth in our FAA safety of flight networks business and the monetization of certain legacy end of life assets, aligned with our transformation and value creation priorities; increase was partially offset by challenges on classified fixed price development programs in Space Systems that are in later stages of completion.
2024 operating margin increased 80 bps, primarily due to LHX NeXt cost savings, growth in our FAA safety of flight networks business, the monetization of certain end of life assets, aligned with our transformation and value creation priorities, and the impact of a non-cash charge for impairment of other assets which occurred during FY23. Such increases were partially offset by challenges on classified fixed price development programs in Space Systems. 2023 adjusted segment operating margin excludes the impact of the non-cash charge.

*Organic revenue and adjusted segment operating margin are non-GAAP financial measures defined on page 19.

IMS

	Fourth Quarter			Full Year
($ millions)	2024	2023	Change	2024	2023	Change

Revenue	$1,773	$1,627	9%	$6,842	$6,630	3%
Operating margin	13.4%	(4.6%)	1,800 bps	12.2%	6.9%	530 bps
Adjusted segment operating margin	13.4%	11.9%	150 bps	12.2%	11.2%	100 bps

Revenue: Fourth quarter revenue increased 9.0% primarily due to higher aircraft missionization volume, higher volume in our CAS business, the divestiture of which is pending closure, and increased advanced electronics demand for space and munitions programs.
2024 increased due to higher revenue for advanced electronics, higher aircraft missionization volume, higher volume in CAS and Maritime, and higher commercial revenue for airborne electro-optical sensors.
Operating Margin:
GAAP Operating Margin: Fourth quarter operating margin increased to 13.4% and 2024 increased 530 bps 12.2%.
Adjusted Segment Operating Margin: Fourth quarter adjusted segment operating margin increased 150 bps to 13.4% and 2024 increased 100 bps to 12.2%.
Fourth quarter operating margin increased primarily due to improved program performance across the segment, including LHX NeXt cost savings, absence of a prior year goodwill impairment associated with CAS, and the monetization of certain end of life assets, aligned with our transformation and value creation priorities. Adjusted segment operating margin increase excludes the prior year goodwill impairment.
2024 operating margin increased primarily due to improved program performance across the segment, including LHX NeXt cost savings, and the absence of a prior year goodwill impairment associated with CAS that is not included in adjusted segment operating margin.

CS

	Fourth Quarter			Full Year
($ millions)	2024	2023	Change	2024	2023	Change

Revenue	$1,437	$1,363	5%	$5,459	$5,070	8%
Operating margin	22.7%	26.1%	(340) bps	24.3%	24.2%	10 bps
Adjusted segment operating margin	24.4%	26.1%	(170) bps	24.7%	24.2%	50 bps

Revenue: Fourth quarter and 2024 revenue increased 5% and 8%, respectively, primarily driven by robust demand for our resilient communication equipment, related waveforms, and night vision devices. Growth for software defined tactical radios was especially strong across international markets, in particular from NATO countries, reflecting demand for our superior capabilities for critical battlefield communication equipment and waveforms.
Operating Margin:
GAAP Operating Margin: Fourth quarter decreased 340 bps to 22.7% and 2024 increased 10 bps to 24.3%.
Adjusted Segment Operating Margin: Fourth quarter decreased 170 bps to 24.4% and 2024 increased 50 bps to 24.7%.

Fourth quarter operating margin decreased due to higher mix of domestic radios related to competitive IDIQ contracts and a non-cash impairment of other assets related to the Tactical Data Links acquisition, partially offset by LHX NeXt cost savings. Adjusted segment operating margin decrease excludes the impact of the non-cash impairment of other assets.
2024 operating margin increased due to LHX NeXt cost savings, partially offset by a higher mix of domestic radios related to competitive IDIQ contracts and the non-cash impairment of other assets. Adjusted segment operating margin increase excludes the impact of the non-cash impairment of other assets.

AR

	Fourth Quarter			Full Year
($ millions)	2024	2023	Change	2024	2023	Change

Revenue	$628	$597	5%	$2,347	$1,052	123%
Operating margin	11.5%	11.1%	40 bps	12.5%	11.6%	90 bps

Revenue: Fourth quarter revenue increased 5%, primarily from increased production volume across key missile programs, partially offset by a reduction in space propulsion revenue due to program related delays and lower volume of in-space propulsion work.
2024 results are attributed to program execution across both sectors, Missile Solutions and Space Propulsion and Power Systems, relative to the 5 months of AR results in 2023.
Operating Margin: Fourth quarter and 2024 operating margin increased, primarily from the benefit of increased production volumes and strong program execution.

2025 GUIDANCE
Beginning in 1Q25 and reflected in our 2025 guidance, we are revising our Non-GAAP diluted EPS metric to exclude an adjustment for amortization of acquisition-related intangible assets that are in full year results for both years. We believe this better aligns to industry standard presentation of Non-GAAP diluted EPS and provides our investors with a more appropriate metric that better reflects our performance. In this press release, 4Q24 and 2024 "Non-GAAP diluted EPS" and "Pension adjusted non-GAAP diluted EPS" include an adjustment for amortization of acquisition-related intangible assets, and "Non-GAAP diluted EPS (New)" does not include an adjustment for amortization of acquisition-related intangible assets.
Guidance assumes a Continuing Resolution through March of 2025 and no other funding delays or impacts. The administration has issued several Executive Orders that are still being assessed but are not expected to have a significant impact on our 2025 results. However, as US Government contracting officers assess the impact of Executive Orders on new contracts, we could see an effect on our Q1 2025 bookings and revenue.

	Revenue	Adjusted Segment Operating Margin
Space & Airborne Systems	$6.9B - $7.1B	low 12%
Integrated Mission Systems	$7.0B - $7.2B	low 12%
Communication Systems	$5.6B - $5.7B	high 24%
Aerojet Rocketdyne	~$2.5B	mid 12%

Total Company	$21.8B - $22.2B	mid - high 15%

	2025	2024
Earning per share	Guidance[1]	Actuals

Non-GAAP diluted EPS (Prior)	$13.70 - $14.00	$13.10

Intangible amortization, net of income taxes	~(3.15)	(3.40)

Non-GAAP diluted EPS (New)	$10.55 - $10.85	$9.70

Growth	10%*	5%

Adjusted free cash flow	$2.4B - $2.5B	$2.3B

1A reconciliation of adjusted segment operating income and margin, effective tax rate on non-GAAP income, non-GAAP diluted EPS (prior and new) and adjusted free cash flow on a forward-looking basis to GAAP is not available without unreasonable effort due to the unavailability of items for exclusion from the GAAP measure. We are unable to address the probable significance of this information, the variability of which may have a significant impact on future GAAP results. See Non-GAAP Financial Measures on page 9 for more information.
*Based on mid-point

SUPPLEMENTAL INFORMATION

	2025	2024
Other Information	Current	Actuals

FAS/CAS operating adjustment	~$15 million	$28 million
Non-service FAS pension income[1]	~$260 million	$322 million

Net interest expense	~$630 million	$675 million

Effective tax rate on GAAP income		5.3%
Effective tax rate on non-GAAP income (New)[2]	11.0% - 12.0%

Average diluted shares	~190	190.7

Capital expenditures	~2% sales	2% sales

1Includes the reduction in non-service FAS pension income resulting from the anticipated transfer of ~$1.2 billion of pension assets and liabilities to a third party in Q1 2025.
2Effective tax rate on non-GAAP income is a non-GAAP financial measure defined on page 19. A reconciliation of effective tax rate on non-GAAP income guidance is not available. See Non-GAAP Financial Measures on page 10 for more information. Excludes the adjustment for amortization of acquisition-related intangible assets.

Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of federal securities laws made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Examples include, but are not limited to: share repurchases; potential divestitures and their timing; 2024 guidance; 2026 financial framework; anticipated LHX NeXt initiative costs and savings targets; 2026 margins; supplemental information for 2024; projection of other financial items; and assumptions underlying any of the foregoing. Investors should not place undue reliance on forward-looking statements, which reflect management’s current expectations, estimates, projections, assumptions and information currently available to management, and are not guarantees of future performance or actual results. Important risks that could cause our results to differ materially from those expressed in or implied by these forward-looking statements or from our historical results include, but are not limited to, risks arising from: competitive markets; U.S. Government spending priorities; changes in contract mix; inflation; unilateral contract action by the U.S. Government; uncertain economic conditions; future geo-political events; supply chain disruptions; impacts of LHX NeXt; indebtedness; defined benefit plan liabilities and returns; interest rates and other market factors; changes in effective tax rate or additional tax exposures; pending and contemplated divestitures.These and other important risks that could impact forward-looking statements are described more fully in the "Risk Factors" in our Form 10-K for fiscal 2023 filed with the SEC. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section, and we have no duty to and disclaim any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events or developments or otherwise.

Non-GAAP Financial Measures
Management believes the adjustments to non-GAAP Financial Measures ("NGFMs") in the tables beginning on page 13 are useful to investors because the excluded costs do not reflect our ongoing operating performance. Such adjustments, considered together with the unadjusted GAAP financial measures, provide information that management believes is useful to investors to understand period-over-period operating results separate from items that management believes may disproportionately impact operating results in any particular period; however there is no guarantee that items excluded from NGFMs will not reoccur in future periods. Management also believes that NGFMs enhance the ability of investors to analyze business trends, understand performance and evaluate our initiatives to drive improved financial performance. Management utilizes NGFMs to guide forecasting and long-term planning and for compensation purposes. NGFMs should be considered in addition to, and not as a substitute for, financial measures presented in accordance with GAAP. A reconciliation of forward-looking NGFMs to GAAP is not available without unreasonable effort because of inherent difficulty in forecasting and quantifying comparable GAAP measures and applicable adjustments and other amounts necessary for a reconciliation because of potentially high variability, complexity and low visibility of applicable adjustments and other unusual amounts that could disproportionately impact future GAAP results, such as the impact of defined benefit plan performance, LHX NeXt, potential divestitures and their timing, and the extent of tax deductibility.
Conference Call and Webcast
L3Harris Technologies will host an earnings call on January 30, 2025, at 10:30 a.m. Eastern Time (ET). Participants are encouraged to listen via webcast, which will be broadcast live at L3Harris.com/investors. The dial-in numbers for the teleconference are (U.S.) 800-549-8228 and (International) 289-819-1520, and participants will be directed to an operator. A recording of the call will be available on the L3Harris website, beginning at approximately 12 p.m. ET on January 30, 2025.

Investor Relations Contact: Daniel Gittsovich, 321-724-3170 investorrelations@l3harris.com	Media Relations Contact: Sara Banda, 321-306-8927 media@l3harris.com

Table 1 - Condensed Consolidated Statement of Operations (Unaudited)

	Fourth Quarter		Full Year
(In millions, except per share amounts)	2024	2023	2024	2023

Revenue	$5,523	$5,340	$21,325	$19,419
Cost of revenue	(4,126)	(3,935)	(15,801)	(14,306)
General and administrative expenses	(804)	(955)	(3,568)	(3,313)
Impairment of goodwill and other assets	(24)	(296)	(38)	(374)
Operating income	569	154	1,918	1,426
Non-service FAS pension income and other, net	79	93	354	338
Interest expense, net	(161)	(171)	(675)	(543)
Income before income taxes	487	76	1,597	1,221
Income taxes	(31)	50	(85)	(23)
Net income	456	126	1,512	1,198
Noncontrolling interests, net of income taxes	(3)	32	(10)	29
Net income attributable to L3Harris Technologies, Inc.	$453	$158	$1,502	$1,227

Net income per common share attributable to L3Harris Technologies, Inc. common shareholders
Basic	$2.38	$0.83	$7.91	$6.47
Diluted	$2.37	$0.83	$7.87	$6.44

Basic weighted-average common shares outstanding	189.7	189.6	189.8	189.6
Diluted weighted-average common shares outstanding	190.6	190.6	190.7	190.6

Table 2 - Consolidated Statement of Cash Flow (Unaudited)

	Full Year
(In millions)	2024	2023

Operating Activities
Net income	$1,512	$1,198
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,289	1,166
Share-based compensation	97	89
Net periodic benefit income	(286)	(275)
Share-based matching contributions under defined contribution plans	264	231
Impairment of goodwill and other assets	38	374
Deferred income taxes	174	(423)
(Increase) decrease in:
Receivables, net	128	124
Contract assets	(194)	62
Inventories, net	96	(182)
Other current assets	(29)	(55)
Increase (decrease) in:
Accounts payable	(90)	87
Contract liabilities	126	195
Compensation and benefits	(128)	38
Other current liabilities	155	(88)
Income taxes	(383)	(333)
Other operating activities	(210)	(112)
Net cash provided by operating activities	2,559	2,096
Investing Activities
Net cash paid for acquired businesses	—	(6,688)
Capital expenditures	(408)	(449)
Proceeds from sale of property, plant and equipment, net	1	56
Proceeds from sales of businesses	273	71
Other investing activities	(129)	(11)
Net cash used in investing activities	(263)	(7,021)
Financing Activities
Proceeds from issuances of long-term debt, net	2,827	7,568
Repayments of long-term debt	(2,620)	(3,170)
Change in commercial paper, maturities under 90 days, net	(567)	623
Proceeds from commercial paper, maturities over 90 days	688	1,181
Repayments of commercial paper, maturities over 90 days	(1,205)	(205)
Proceeds from exercises of employee stock options	133	24
Repurchases of common stock	(554)	(518)
Dividends paid	(886)	(868)
Other financing activities	(40)	(41)
Net cash (used in) provided by financing activities	(2,224)	4,594
Effect of exchange rate changes on cash and cash equivalents	(17)	11
Net increase (decrease) in cash and cash equivalents	55	(320)
Cash and cash equivalents, beginning of period	560	880
Cash and cash equivalents, end of period	$615	$560

Table 3 - Condensed Consolidated Balance Sheet (Unaudited)

(In millions)	January 3, 2025	December 29, 2023

Assets
Current assets
Cash and cash equivalents	$615	$560
Receivables, net	1,072	1,230
Contract assets	3,230	3,196
Inventories, net	1,330	1,472
Income taxes receivable	379	61
Other current assets	461	430
Assets of business held for sale	1,131	1,106
Total current assets	8,218	8,055
Non-current assets
Property, plant and equipment, net	2,806	2,862
Goodwill	20,325	19,979
Intangible assets, net	7,639	8,540
Deferred income taxes	120	91
Other non-current assets	2,893	2,160
Total assets	$42,001	$41,687
Liabilities and equity
Current liabilities
Short-term debt	$515	$1,602
Current portion of long-term debt, net	640	363
Accounts payable	2,005	2,106
Contract liabilities	2,142	1,900
Compensation and benefits	419	544
Income taxes payable	29	88
Other current liabilities	1,648	1,129
Liabilities of business held for sale	235	272
Total current liabilities	7,633	8,004
Non-current liabilities
Long-term debt, net	11,081	11,160
Deferred income taxes	942	815
Other long-term liabilities	2,766	2,879
Total liabilities	22,422	22,858
Total equity	19,579	18,829
Total liabilities and equity	$42,001	$41,687

Reconciliation of Non-GAAP Financial Measures

Table 4 - Organic Revenue Reconciliation (Unaudited)

	Fourth Quarter
	2024			2023
(In millions)	GAAP	Adjustments	Organic	GAAP	Adjustments[1]	Organic

SAS	$1,728	$—	$1,728	$1,800	$(54)	$1,746
IMS	1,773	—	1,773	1,627	—	1,627
CS	1,437	—	1,437	1,363	—	1,363
AR	628	—	628	597	—	597
Corporate eliminations	(43)	—	(43)	(47)	—	(47)
Revenue	$5,523	$—	$5,523	$5,340	$(54)	$5,286

	Full Year
	2024			2023
(In millions)	GAAP	Adjustments[2]	Organic	GAAP	Adjustments[1]	Organic

SAS	$6,869	$—	$6,869	$6,856	$(124)	$6,732
IMS	6,842	—	6,842	6,630	—	6,630
CS	5,459	—	5,459	5,070	—	5,070
AR	2,347	(1,282)	1,065	1,052	—	1,052
Corporate eliminations	(192)	—	(192)	(189)	—	(189)
Revenue	$21,325	$(1,282)	$20,043	$19,419	$(124)	$19,295

[1]Adjustment to exclude amounts attributable to divested businesses.
[2]Adjustment to exclude amounts attributable to AR through the date of acquisition.

Table 5 - Reconciliation of Operating Income to Adjusted Segment Operating Income (Unaudited)

	Fourth Quarter		Full Year
(In millions)	2024	2023	2024	2023

Operating income	$569	$154	$1,918	$1,426
Unallocated corporate items[1]	9	(3)	95	(48)
Significant and/or non-recurring items:
Amortization of acquisition-related intangibles and additional cost of revenue related to the fair value step-up in inventory sold[2]	211	233	853	809
Merger, acquisition, and divestiture-related expenses[2]	16	30	102	174
Business divestiture-related (gains) losses, net and impairment of goodwill and other assets[2]	(10)	373	57	425
LHX NeXt implementation costs[2]	51	47	267	115
Gain on sale of property, plant and equipment[2]	—	(27)	—	(27)
Total significant and/or non-recurring items	268	656	1,279	1,496
Unallocated items	277	653	1,374	1,448
Adjusted segment operating income	$846	$807	$3,292	$2,874

[1]Includes unallocated corporate department expense of $17M and $123M for the fourth quarter and year to date 2024, respectively, and $35M and $62M for the fourth quarter 2023 and year to date 2023, respectively. Additionally, includes the FAS/CAS operating adjustment of $8M and $28M for the fourth quarter and year to date 2024, respectively, and $38M and $110M for the fourth quarter and year to date 2023, respectively. The FAS/CAS operating adjustment represents the difference between the service cost component of Financial Accounting Standards net periodic benefit income and total U.S. Government Cost Accounting Standards pension cost.

[2]Refer to Key Terms and Non-GAAP Definitions on page 19.

Table 6 - Reconciliation of Operating Income to Adjusted Segment Operating Income by Segment (Unaudited)

	Fourth Quarter
	2024				2023
(In millions)	SAS	IMS	CS	AR	SAS	IMS	CS	AR

Operating income	186	238	326	72	191	(75)	356	66
Segment impairment of goodwill and other assets[1]	—	—	24	—	—	296	—	—
Gain on sale of property, plant and equipment[1]	—	—	—	—	—	(27)	—	—
Adjusted segment operating income	$186	$238	$350	$72	$191	$194	$356	$66

	Full Year
	2024				2023
(In millions)	SAS	IMS	CS	AR	SAS	IMS	CS	AR

Operating income	812	838	1,324	294	756	459	1,229	122
Segment impairment of goodwill and other assets[1]	—	—	24	—	27	308	—	—
Gain on sale of property, plant and equipment[1]	—	—	—	—	—	(27)	—	—
Adjusted segment operating income	$812	$838	$1,348	$294	$783	$740	$1,229	$122

[1]Key Terms and Non-GAAP Definitions on page 19.

Table 7 - Reconciliation of Effective Tax Rate to Effective Tax Rate on Non-GAAP Income (unaudited)

	Fourth Quarter
	2024			2023
(In millions)	Earnings Before Tax	Tax Expense (Benefit)	Effective Tax Rate	Earnings Before Tax	Tax Expense	Effective Tax Rate

Income before income taxes	$487	$31	6.4%	$76	$(50)	(65.8)%
Amortization of acquisition-related intangibles and additional cost of revenue related to the fair value step-up in inventory sold[1]	211	40		233	53
Merger, acquisition, and divestiture-related expenses[1]	16	3		30	7
Business divestiture-related (gains) losses, net and impairment of goodwill and other assets[1]	(10)	4		346	72
LHX NeXt implementation costs[1]	51	13		47	10
Non-GAAP income before income taxes	$755	$91	12.1%	$732	$92	12.6%

	Full Year
	2024			2023
(In millions)	Earnings Before Tax	Tax Expense (Benefit)	Effective Tax Rate	Earnings Before Tax	Tax Expense	Effective Tax Rate

Income before income taxes	$1,597	$85	5.3%	$1,221	$23	1.9%
Amortization of acquisition-related intangibles and additional cost of revenue related to the fair value step-up in inventory sold[1]	853	205		809	191
Merger, acquisition, and divestiture-related expenses[1]	102	22		174	31
Business divestiture-related (gains) losses, net and impairment of goodwill and other assets[1]	57	(13)		398	83
LHX NeXt implementation costs[1]	267	67		115	26
Non-GAAP income before income taxes	$2,876	$366	12.7%	$2,717	$354	13.0%

[1]Refer to Key Terms and Non-GAAP Definitions on page 19.

Table 8 - Reconciliation of Diluted EPS to Non-GAAP Diluted EPS and Pension Adjusted Non-GAAP Diluted EPS (unaudited)

	Fourth Quarter		Full Year
(In millions, except per share data)	2024	2023	2024	2023

Diluted weighted-average common shares outstanding	190.6	190.6	190.7	190.6

Diluted EPS	$2.37	$0.83	$7.87	$6.44
Significant and/or non-recurring items included in diluted EPS above:
Amortization of acquisition-related intangibles and additional cost of revenue related to the fair value step-up in inventory sold[1]	1.11	1.22	4.47	4.25
Merger, acquisition, and divestiture-related expenses[1]	0.08	0.16	0.53	0.91
Business divestiture-related (gains) losses, net and impairment of goodwill and other assets[1]	(0.05)	1.95	0.30	2.23
LHX NeXt implementation costs[1]	0.27	0.25	1.40	0.60
Gain on sale of property, plant and equipment[1]	—	(0.14)	—	(0.14)
Income taxes on above adjustments	(0.31)	(0.75)	(1.47)	(1.74)
Noncontrolling interests portion of adjustment	—	(0.17)	—	(0.19)
Non-GAAP diluted EPS	$3.47	$3.35	$13.10	$12.36
Less: per share impact of:
FAS/CAS operating adjustment[2]	(0.04)	(0.17)	(0.13)	(0.50)
Non-service FAS pension income[2]	(0.37)	(0.36)	(1.47)	(1.42)
Pension adjusted non-GAAP diluted EPS	$3.06	$2.82	$11.50	$10.44

[1]Refer to Key Terms and Non-GAAP Definitions on page 19. [2]Net of tax effect.

Table 9 - Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow (unaudited)

	Fourth Quarter		Full Year
(In millions)	2024	2023	2024	2023

Net cash provided by operating activities	$1,129	$789	$2,559	$2,096
Capital expenditures	(118)	(137)	(408)	(449)
Proceeds from sale of property, plant and equipment, net	1	56	1	56
Free cash flow	1,012	708	2,152	1,703
Cash used for merger, acquisition and severance[1,2]	21	48	167	326
Adjusted free cash flow	$1,033	$756	$2,319	$2,029

[1]Refer to Key Terms and Non-GAAP Definitions on page 19. [2]2023 amounts reclassified to include cash paid for severance.

Key Terms and Non-GAAP Definitions

Description	Definition
Amortization of acquisition-related intangibles and additional cost of revenue related to the fair value step-up in inventory sold	Amortization of identifiable intangible assets acquired in connection with business combinations. Additional cost of revenue related to the fair value step-up in inventory is the difference between the balance sheet value of inventory from the acquiree and the acquisition date fair value.
Merger, acquisition, and divestiture-related expenses	Transaction and integration expenses associated with Tactical Data Links and AR acquisitions; external costs related to pursuing acquisition and divestiture portfolio optimization; non-transaction costs related to divestitures; and salaries of employees in roles dedicated to planned divestiture and acquisition activity.
Business divestiture-related (gains) losses, net and impairment of goodwill and other assets
Inclusive of segment impairment of goodwill and other assets noted below. 2023, includes a gain on sale of our Visual Information Solutions business, impairment of contract assets and other assets related to the restructuring of a customer contract and impairment of in-process research and development associated with a facility closure. In 2024, includes valuation allowance increase related to the pending sale of our CAS business (QTD and YTD) and impairment of goodwill and loss on sale recognized in connection with the sale of our antenna and related businesses (YTD).

Segment impairment of goodwill and other assets
In 2023, charges for goodwill impairment recorded at our IMS segment related to the pending divestiture of our CAS business and charges at our IMS and SAS segment related to restructuring of a customer contract impacting both segments and facility closures in IMS. In 2024, charges for an impairment of other assets recorded at our CS segment related to the Tactical Data Links acquisition.

Gain on sale of property, plant and equipment	In 2023, related to the sale of a building in our IMS segment.
LHX NeXt implementation costs
Costs related to the LHX NeXt initiative are expected to continue through 2025 and are expected to include workforce optimization costs and incremental IT expenses for implementation of new systems, third-party consulting expenses and other related costs, including costs related to personnel dedicated to this project.

LHX NeXt cost savings	Represents annual gross run rate savings driven by the LHX NeXt transformation initiative. It is an operational measure that includes savings from initiatives related to labor and function optimization, direct and indirect procurement, and infrastructure expected to recur on an ongoing basis.
Orders	Total value of funded and unfunded contract awards received from the U.S. Government and other customers, including incremental funding and adjustments to previous awards, excluding unexercised contract options and potential orders under ordering-type contracts, such as indefinite delivery, indefinite quantity (IDIQ) contracts.
Organic revenue*	Excludes the impact of completed divestitures and first year revenue associated with acquisitions and is reconciled in Table 4.
Adjusted segment operating income and margin*
On a consolidated basis represents operating income and margin, excluding the FAS/CAS operating adjustment, corporate unallocated items and items reconciled in Table 5.
Segment operating income and margin for each segment represents each such segment's operating income and margin (GAAP measures), excluding impairment of goodwill and other assets and gain on sale of property, plant and equipment, as reconciled in table 6.

Non-GAAP diluted EPS*[1]	Represents EPS (net income per diluted common share attributable to L3Harris Technologies, Inc. common shareholders) adjusted for items reconciled in Table 8.
Pension adjusted non-GAAP diluted EPS*[1]	Represents Non-GAAP diluted EPS, described above, adjusted for the after tax per share impact of the FAS/CAS operating adjustment and Non-service FAS pension income reconciled in Table 8.
Adjusted Free Cash Flow*	Net cash provided by operating activities less capital expenditures, plus proceeds from sale of property, plant and equipment, cash used for merger, acquisition, and severance reconciled in Table 9.
Cash used for merger, acquisition, and severance*	Cash related to merger and acquisition expenses (described above) and severance costs included in LHX NeXt implementation costs.
Non-GAAP income before income taxes*	Represents income before income taxes adjusted for items reconciled in Table 7.
Effective tax rate on non-GAAP income*	Represents the effective tax rate (tax expense as a percentage of income before income taxes) adjusted for the tax effect of items reconciled in Table 7.
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*Refer to Non-GAAP Financial Measures on page 7 for more information.
1 Beginning in 1Q25 and reflected in our 2025 guidance, we are revising our Non-GAAP diluted EPS metric to exclude an adjustment for amortization of acquisition-related intangible assets. We believe this better aligns to industry standard presentation of Non-GAAP diluted EPS and provides our investors with a more appropriate metric that better reflects our performance. In this press release, "Non-GAAP diluted EPS" and "Pension adjusted non-GAAP diluted EPS" include an adjustment for amortization of acquisition-related intangible assets, and "Non-GAAP diluted EPS (New)" and "Pension adjusted non-GAAP diluted EPS (New)" does not include an adjustment for amortization of acquisition-related intangible assets.